EXHIBIT 12
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                                     DRAFT

                                             April --, 2002

Board of Directors
North Track, Inc.
215 North Main Street
West Bend WI 53095

     Re:  TAX OPINION FOR REGISTRATION STATEMENT ON FORM N-14

Ladies and Gentlemen:

     We are acting as counsel to North Track, Inc., a Maryland corporation ("North Track"), in connection with the proposed transfer of the assets of the Achievers Fund, a series of North Track, to the S&P 100 Plus Fund ("S&P Fund"), another series of North Track, solely in exchange for the S&P Fund shares to be distributed to the Achievers Fund shareholders in liquidation of the Achievers Fund. The transactions will occur pursuant to the Plan of Reorganization and Liquidation (the "Plan"), dated as of January --, 2002, executed by North Track
on behalf of  the Achievers Fund  and the  S&P Fund.   The Plan  is attached  as
Appendix A to  the  Proxy  Statement/Prospectus  included  in  the  Registration
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Statement under  the Securities  Act of  1933 on  Form N-14  (the  "Registration
Statement"), filed by North Track on the date hereof with the Securities and Exchange Commission. This opinion is rendered pursuant to Section 3.9 of the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

     In rendering our opinion, we have examined the Registration Statement and the Plan and have, with your permission, relied upon, and assumed as correct,(i)

the factual information contained in the Registration Statement; (ii) the representations and covenants contained in the Plan; (iii) the factual representations made by North Track on behalf of the Achievers Fund and the S&P Fund contained in the representation letter of North Track dated the date hereof; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Plan and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

          1. The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Achievers Fund and the S&P Fund will each be a "party to" the Reorganization within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by the Achievers Fund upon the transfer of substantially all of its assets to the S&P Fund in exchange solely for the S&P Fund Shares;

          3. No gain or loss will be recognized by the S&P Fund upon the receipt by it of substantially all of the assets of the Achievers Fund in exchange solely for the S&P Fund Shares;

          4. No gain or loss will be recognized by the Achievers Fund Shareholders upon the liquidation of the Achievers Fund and the related surrender of their shares of the Achievers Fund in exchange for the S&P Fund Shares;

          5. The S&P Fund's basis in the assets acquired from the Achievers Fund will be the same as the basis of those assets in the hands of the Achievers Fund immediately prior to the exchange;


          6. The holding period of the assets of the Achievers Fund received by the S&P Fund will include the period during which such assets were held by the Achievers Fund;

          7. The basis of the S&P Fund Shares received by each Achievers Fund Shareholder in connection with the reorganization will be the same as the Achievers Fund Shareholder's basis in his or her Achievers Fund Shares immediately prior to the Reorganization;

          8. The holding period of the S&P Fund Shares received by each Achievers Fund Shareholder in connection with the Reorganization will include such Achievers Fund Shareholder's holding period of his or her Achievers Fund Shares held immediately prior to the Reorganization, provided that such Achievers Fund Shares were held by such Achievers Fund Shareholder as a capital asset as of the Effective Time;

          9. The S&P Fund will succeed to and take into account as of the Effective Time the items of the Achievers Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

          10. The discussion in the Proxy Statement/Prospectus under the captions "Synopsis - Federal Tax Consequences and "Approval of the Plan and Reorganization - Federal Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by North Track, the Achievers Fund, or the S&P Fund contrary to such representations might adversely affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the captions "Synopsis - Federal Tax Consequences" and "Approval of the Plan and Reorganization - Federal Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement.

                                       Very truly yours,

                                       Quarles & Brady LLP

360:ba:llm
Enclosures
760314.40007